SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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E COM VENTURES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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E Com Ventures, Inc.
11701 N.W. 101st Road
Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 24, 2003

To our Shareholders:

The 2002 Annual Meeting of Shareholders of E Com Ventures, Inc. will be held at 11:00 a.m. on Friday, January 24, 2003, at the E Com Ventures, Inc. Corporate Office, 11701 N.W. 101 st Road, Miami, Florida 33178, for the purpose of considering and acting upon the following:

1.	Election of six members to our Board of Directors to hold office until our 2003 Annual Meeting or until their successors are duly elected and qualified;

2.	Ratification of the appointment of Deloitte and Touche LLP as our independent public accountants; and

3.	Any other matters that properly come before the meeting.

The Board of Directors is not aware of any other business scheduled for the Annual Meeting. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.

Shareholders of record at the close of business on November 25, 2002 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

By Order of the Board of Directors,

/s/ Ilia Lekach
Ilia Lekach
Chairman of the Board and Chief Executive Officer

Miami, Florida
December 23, 2002

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
Who is entitled to vote at the meeting?
Who can attend the meeting?
What constitutes a quorum?
How do I vote?
Can I change my vote after I return my proxy card?
What are the Board’s recommendations?
What vote is required to approve each proposal?
Who pays for the preparation of the proxy?
PROPOSAL 1 – ELECTION OF DIRECTORS
Directors Standing for Election
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS COMMITTEES
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

i

E COM VENTURES, INC.
2002 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our Annual Meeting of Shareholders to be held on Friday, January 24, 2003, beginning at 11:00 a.m., at the E Com Ventures, Inc. Corporate Office, 11701 N.W. 101st Road, Miami, Florida 33178, and at any adjournments or postponements thereof. The approximate date that this Proxy Statement, the accompanying Notice of Annual Meeting and the enclosed Form of Proxy are first being sent to shareholders is December 23, 2002. You should review this information in conjunction with our 2001 Annual Report to Shareholders which accompanies this proxy statement.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the election of directors and ratification of the appointment of our independent public accountants. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the record date, November 25, 2002, are entitled to receive notice of the Annual Meeting and to vote shares of our common stock that they held on the record date, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 2,409,331 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendation of the Board of Directors is set forth with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote:

•	for the election of the nominated slate of directors;

•	for the ratification of the appointment of Deloitte and Touche LLP as our independent public accountants.

The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate Board of Directors nominees. In the event that any other matter should properly come before the meeting or any Board of Directors nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors.  The affirmative vote (either in person or by proxy) of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Other Proposals.  For each other proposal, the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) will be required for approval. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote on such matters and thus have the same effect as negative votes. A properly marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 11701 N.W. 101st Road, Miami, Florida 33178 and our telephone number is (305) 889-1600. A list of shareholders entitled to vote at the Annual Meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors Standing for Election

At the Annual Meeting, the shareholders will elect six directors, each of whom will serve for a term expiring at the 2003 Annual Meeting of Shareholders, or until his successor has been duly elected and qualified.

The Board of Directors has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as director, the Board of Directors may designate a substitute nominee or the number of directors may be reduced in accordance with our By-laws. If the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

The directors standing for re-election are:

•        Ilia Lekach

•        Donovan Chin

•        Carole Ann Taylor

•        James Fellus

•        Joseph Bouhadana

•        Miles Raper

All of our director nominees are currently serving as our directors.

Executive Officers and Directors

The following are our executive officers and directors:

Name	Age	Position

Ilia Lekach	54	Chairman of the Board and Chief Executive Officer

A. Mark Young	41	Chief Financial Officer

Jeffrey Geller	28	President and Chief Operating Officer of the Retail Division of Perfumania, Inc.

Donovan Chin	36	Chief Financial Officer of Perfumania, Inc., Secretary and Director

Leon Geller	47	Vice President of Purchasing, Perfumania, Inc.

Joel Lancaster	43	Vice President of Stores, Perfumania, Inc.

Carole Ann Taylor(1)(2)(3)	56	Director

James Fellus(1)	37	Director

Joseph Bouhadana(1)(2)(3)	32	Director

Miles Raper(1)	65	Director

(1)	Member of Audit Committee. (2)Member of Compensation Committee. (3)Member of Stock Option Committee.

•        Ilia Lekach — Ilia Lekach is one of our co-founders and was our Chief Executive Officer and Chairman of the Board from incorporation in 1988 until his resignation in April 1994. Mr. Lekach was re-appointed Chief Executive Officer and Chairman of the Board on October 28, 1998. He is also Chairman of the Board and Chief Executive Officer of Parlux Fragrances, Inc., a publicly traded manufacturer of fragrance and related products, and Chairman of the Board and Interim Chief Executive Officer of Nimbus Group, Inc., a publicly held company committed to the development of a private jet air taxi network, formerly known as Take To Auction.Com, Inc. In August 1996, Mr. Lekach became an officer and director of L. Luria & Son, Inc., a publicly traded specialty discount retailer.

•        A. Mark Young — A. Mark Young joined us in February 2000, and became our Chief Financial Officer in May 2000. Mr. Young served as a director from April 2001 until his resignation as a director in September 2002. Prior to joining us, Mr. Young was employed for seven years in the Business Assurance Group of PricewaterhouseCoopers LLP, South Florida.

•        Jeffrey Geller — Jeffrey Geller joined us in March 2001 and was appointed the President and Chief Operating Officer of our Retail Division in May 2000. Mr. Geller served as a director from April 2001 until his resignation as a director in September 2002. Prior to joining us, Mr. Geller was the General Manager of the Development Agent for an international restaurant chain in Peru which operated company owned and franchised locations.

•        Donovan Chin — Donovan Chin currently serves as the Chief Financial Officer of Perfumania, Inc. and as our Secretary and a member of our Board of Directors. He was appointed Chief Financial Officer of Perfumania in May 2000, has served as our Secretary since February 1999 and has served as a director since March 1999. He also served as our Chief Financial Officer from February 1999 until May 2000. Prior to that time, Mr. Chin served as our Corporate Controller from May 1995 to February 1999 and Assistant Corporate Controller from May 1993 to May 1995. Previously, Mr. Chin was employed by Price Waterhouse LLP in its Miami audit practice.

•        Leon Geller — Leon Geller joined us in March 2001 as Vice President of Purchasing of Perfumania, Inc. Prior to joining us, Mr. Geller was the Executive Director of a textile distributor in Peru. Leon Geller is the uncle of Jeffrey Geller, the President and Chief Operating Officer of our Retail Division.

•        Joel Lancaster — Joel Lancaster has served as the Vice President of Stores for Perfumania, Inc. since July 2000. He served as our Director of Stores from August 1997 to July 2000, and as a District Supervisor from October 1995 to August 1997. Previously, Mr. Lancaster was employed by Lillie Rubin, Inc. as its National Director of Stores for four years.

•        Carole Ann Taylor — Carole Ann Taylor has been a director since June 1993. From 1987 to 1998, Ms. Taylor was the owner and president of the Bayside Company Store, a retail souvenir and logo store at Bayside Marketplace in Miami, Florida. During this time she was a partner of the Jardin Bresilien Restaurant also located at the Bayside Marketplace. Currently, Ms. Taylor is the owner of Miami To Go, Inc., a retail and wholesale logo and souvenir merchandising and silk-screening company. She is a partner at Miami Airport Duty Free Joint Venture with Greyhound Leisure Services which owns and operates the 19 duty free stores at Miami International Airport. She serves as director of the Miami-Dade

Chamber of Commerce, the Greater Miami Convention & Visitors Bureau and the Miami Film Festival. Ms. Taylor is a member of our Audit, Compensation and Stock Option Committees.

•        James Fellus — James Fellus was appointed director in October 2001. Mr. Fellus was the Senior Managing Director Capital Markets at Advest, Inc. from 1995 until June 2002, where he was responsible for risk management of all fixed income products and published trade ideas and market commentary periodically. Mr. Fellus served as a member of the Board of Directors of Advest, Inc. Since November 2002, Mr. Fellus has been a Senior Managing Director of fixed income products at A.B. Watley, Inc. Mr. Fellus is a member of our Audit Committee.

•        Joseph Bouhadana — Joseph Bouhadana was appointed a director in September 2002. Mr. Bouhadana has served as Vice President of Information Technology of Tutopia.com, a privately owned Internet service provider with a presence in nine countries in Latin America, since September 2000. Previously, Mr. Bouhadana was the Director of Information Technology of Hotelworks.com or Parker Reorder, a publicly traded company specializing in hospitality business to business procurement, distribution and logistics systems. Mr. Bouhadana is a member of our Audit, Compensation and Stock Option Committees.

•        Miles Raper — Miles Raper was appointed a director in October 2002. Mr. Raper serves as Chairman of the Board for Ryder System Federal Credit Union, a position he has held since 1996. He retired from Ryder System, Inc. (“Ryder”), a publicly traded provider of logistics, supply chain and transportation management solutions, in May 2002. Mr. Raper had been employed by Ryder since 1983 where he served as Senior Vice President of Global Transportation Services, Vice President of Automotive Operations and Vice President and General Manager of its Temperature Controlled Carriage Division. Mr. Raper is a member of the Council of Logistics Management and the Warehousing Education and Research Council. He is retired from the U.S. Air Force Reserve but served active duty during Operation Desert Storm. He holds a Juris Doctorate from Atlanta Law School. Mr. Raper is a member of our Audit Committee.

Our officers are elected annually by our Board of Directors and serve at the discretion of the Board. Our directors hold office until the next Annual Meeting of shareholders and until their successors have been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned as of November 26, 2002 by (a) each of our directors and nominees for director, (b) each of our executive officers named in the Executive Compensation Table, (c) all of our directors and executive officers as a group and (d) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder is c/o E Com Ventures, Inc., 11701 N.W. 101st Road, Miami, Florida 33178.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Outstanding Shares Beneficially Owned (a)	Exercisable Currently or Within 60 days (b)	Total Number of Shares Beneficially Owned (columns (a)+(b))		Percent of Shares Outstanding

Ilia Lekach	260,935	318,750	579,685	(1)(2)	24.1%
A. Mark Young	1,775	25,000	26,775		1.1%
Jeffrey Geller	2,105	25,000	27,105		1.1%
Donovan Chin	0	27,250	27,250		1.1%
Leon Geller	0	12,500	12,500		*
Joel Lancaster	0	16,250	16,250		*
Carole A. Taylor	0	5,000	5,000		*
James Fellus	0	1,500	1,500		*
Joseph Bouhadana	0	500	500		*
Miles Raper	0	500	500		*
Jerome Falic	84,308	71,375	155,683	(4)	6.5%
Rachmil Lekach	162,150	25,000	187,150	(1)	7.8%
Parlux Fragrances, Inc.	378,102	0	378,102	(3)	15.7%
Mark A. Rice	235,950	0	238,524	(5)(6)	9.9%
All directors and executive officers as a group (10 persons)			697,065		28.9%

*	Less than 1%.

(1)	Ilia Lekach and Rachmil Lekach jointly own with their spouses and children the shares set forth opposite their respective names.

(2)	Includes 4,250 shares of common stock owned by Pacific Investment Group, a corporation wholly owned by Mr. Lekach.

(3)	The address of Parlux Fragrances, Inc. (“Parlux”) is 3725 S.W. 30th Avenue, Ft. Lauderdale, Florida 33154. Ilia Lekach is the Chairman of the Board and Chief Executive Officer of Parlux.

(4)	The address of Jerome Falic is 19495 Biscayne Blvd., Ste. 300, Aventura, Florida 33180.

(5)	Based on the Schedule 13G/A dated February 14, 2002 filed with the SEC by Mark A. Rice. Mr. Rice is the Managing Member of Minamax, LLC. Minamax, LLC is the Managing Member of Rice Opportunity Fund, LLC. Rice Opportunity Fund LLC beneficially owns 238,524 shares of our common stock. Rice Opportunity Fund owns the following convertible notes: Series B in the principal amount of $210,517; Series C in the principal amount of $329,717; and Series D in the principal amount of $347,348. These notes are subject to conversion limitations that prohibit Rice Opportunity Fund, LLC and its affiliates, which would include Mr. Rice, from beneficially owning more than 9.9% of the outstanding shares of our common stock. Assuming Rice Opportunity Fund LLC and its affiliates comply with this limitation, the maximum number of shares into which the notes can be converted, would be 238,524 shares of common stock. Mr. Rice has sole power to vote or direct the vote of the entire holding and has sole power to dispose of or direct the disposal of the entire shareholding. The address for each entity is 666 Dundee Road, Suite 1901, Northbrook, Illinois 60062.

(6)	In February 2002, we entered into a Convertible Note Option Repurchase Agreement (the “Agreement”) with certain holders of our outstanding Series C and D Convertible Notes. The Agreement provides that we have the monthly option to repurchase the outstanding balance of $4.9 million notes over an eleven month period beginning February 2002, at a price equal to the unpaid principal balance plus a 20% premium. The portion of the notes redeemable in each of the eleven months varies as per a specified redemption schedule. In the event that we exercise our monthly option, the note holders are restricted from converting any part of the remaining outstanding and unpaid principal balance of such holder’s notes into our common stock. The outstanding balance of Series C and D convertible notes as of November 26, 2002 was approximately $1.8 million.

BOARD OF DIRECTORS COMMITTEES

Our Board of Directors has a standing Audit Committee, Compensation Committee and Stock Option Committee. We do not have a nominating or similar committee. Our Board of Directors performs the functions of a nominating committee.

For the fiscal year ended February 2, 2002, Carole Ann Taylor, James Fellus and Ana Maria Fernandez Haar were the members of our Audit Committee. Ana Maria Fernandez Haar resigned from the Board and the Audit Committee in June 2002. Carole Ann Taylor, James Fellus, Joseph Bouhadana and Miles Raper are the current members of our Audit Committee. The Audit Committee is governed by a written charter adopted by the Board of Directors, a copy of which was attached to our last year’s proxy statement. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers’ listing standards. The duties and responsibilities of the Audit Committee include (a) recommending to the Board the appointment of our auditors and any termination of engagement, (b) reviewing the scope and results of audits and other services provided by our auditors, (c) reviewing our significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters. The Audit Committee held four meetings during the fiscal year ended February 2, 2002.

For the fiscal year ended February 2, 2002, Carole Ann Taylor and Horacio Groisman, M.D. were the members of our Compensation Committee. Horacio Groisman, M.D. resigned from the Board and the Compensation Committee in September 2002. Carole Ann Taylor and Joseph Bouhadana are the current members of our Compensation Committee. The Compensation Committee reviews and approves the compensation of our executive officers, including salaries, bonuses and benefit plans. The Compensation Committee met once during the fiscal year ended February 2, 2002.

For the fiscal year ended February 2, 2002, Carole Ann Taylor and Horacio Groisman, M.D. were the members of the Stock Option Committee. Horacio Groisman, M.D. resigned from the Board and the Stock Option Committee in September 2002. Carole Ann Taylor and Joseph Bouhadana are the current members of the Stock Option Committee. The Stock Option Committee administers our 2000 Stock Option Plan and the 2000 Directors Stock Option Plan. The Stock Option Committee held one meeting during the fiscal year ended February 2, 2002.

During the fiscal year ended February 2, 2002, our Board of Directors took certain actions by unanimous written consent and held five meetings. During the last fiscal year, no director attended fewer than 75 percent of (i) the meetings of our Board of Directors held during the period they served on the Board, and (ii) the meetings of committees of our Board of Directors held during the period they served on such committee, except for James Fellus who attended two of the five Board of Director meetings and one of the four Audit Committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following tables set forth certain information concerning compensation for the fiscal years ended February 2, 2002 (Fiscal 2001), February 3, 2001 (Fiscal 2000) and January 29, 2000 (Fiscal 1999) of the Chief Executive Officer and the most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 for fiscal 2001 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-term Compensation

					Awards		Payouts

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)	Options(#)(2)	LTIP Payouts($)	All Other Compensation($)

Ilia Lekach	2001	438,577	250,000	—	—	125,000	—	—
Chairman of the Board and	2000	433,846	80,000	—	—	—	—	—
Chief Executive Officer	1999	420,000	—	—	—	—	—	—
A. Mark Young (3)	2001	166,152	—	—	—	12,500	—	—
Chief Financial Officer	2000	122,079	—	—	—	12,500	—	—
Jeffrey Geller (4)
President and Chief Operating Officer,	2001	162,197	—	—	—	10,000	—	—
Perfumania, Inc.	2000	114,104	—	—	—	15,000	—	—
Donovan Chin	2001	189,443	—	—	—	—	—	—
Chief Financial Officer,	2000	174,447	—	—	—	—	—	—
Perfumania, Inc. and Secretary	1999	167,185	—	—	—	25,000	—	—
Leon Geller (5)	2001	159,341	—	—	—	12,500	—	—
Vice President of Purchasing,	2000	42,858	—	—	—	—	—	—
Perfumania, Inc.

(1)	The column for “Other Annual Compensation” does not include any amounts for executive perquisites and any other personal benefits, such as the cost of automobiles, life insurance and disability insurance because the aggregate dollar amount per executive is less than 10% of his annual salary and bonus.

(2)	Our Board of Directors authorized a one-for-four reverse stock-split of our outstanding shares of common stock for shareholders of record on March 2, 2002. Accordingly, all share and per share data shown in this proxy statement have been retroactively adjusted to reflect this reverse stock-split.

(3)	A. Mark Young joined us in February 2000, and was appointed our Chief Financial Officer in May 2000.

(4)	Jeffrey Geller joined us in March 2000, and was appointed Chief Operating Officer in May 2000.

(5)	Leon Geller joined us in March 2001 as Vice President of Purchasing of Perfumania, Inc.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding option grants to Named Executive Officers during Fiscal 2001.

	Individual Option Grants in Fiscal Year 2001

	Number of Options Granted	% of Total Options Granted to Employees in Fiscal Year 2001(1)			Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term
			Exercise Price Per Share	Expiration Date
Name					5% (2)	10%(2)

Ilia Lekach	125,000	61%	$4.00	2011	$315,000	$796,250
A. MarkYoung	12,500	6%	$3.52	2011	$27,625	$70,125
Jeffrey Geller	10,000	5%	$3.52	2011	$22,100	$56,100
Leon Geller	12,500	6%	$3.52	2011	$27,625	$70,125

(1)	Total stock option grants during fiscal year 2001 were 203,625.

(2)	In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table presented above are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. These assumed rates of appreciation do not represent our estimate or projection of the appreciation of shares of our common stock.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding option exercises by the Named Executive Officers during Fiscal 2001 and options held by such executive officers on February 2, 2002:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End Exercisable / Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End Exercisable / Unexercisable

Ilia Lekach	—	—	193,750 / 125,000	$338,250 / 0
A. Mark Young	—	—	4,167 / 20,833	$0 / 500
Jeffrey Geller	—	—	5,000 / 20,000	$0 / 400
Donovan Chin	—	—	27,250 / 0	$14,040 / 0
Leon Geller	—	—	0 / 12,500	$0 / 3,510

Employment Agreements and Severance Agreements

Effective February 1, 1999, we entered into a 3-year employment agreement with Ilia Lekach pursuant to which he received an annual salary of $400,000, subject to cost-of-living increases, or 5% if higher. The employment agreement provided that Mr. Lekach would continue to receive his annual salary until the expiration of the term of the agreement if his employment was terminated by us for any reason other than death, disability or cause (as defined in the employment agreement). The agreement contained a performance bonus plan which provided for additional compensation and grant of stock options, if we met certain net income levels. The employment agreement prohibited Mr. Lekach from directly or indirectly competing with us during the term of his employment and for one year after termination of employment except in the case of our termination of employment without cause. Effective February 1, 2002, we entered into a new 3-year employment agreement with Ilia Lekach on substantially the same terms as the February 1, 1999 agreement. Pursuant to the terms of this agreement, Mr. Lekach received a signing bonus of $250,000 and was granted 125,000 options to purchase our stock at an exercise price of $4.00 per share (the closing market price of our common stock on January 31, 2002). The options will vest in increments of 41,666 per year over three years beginning February 1, 2003. The employment agreement provides that Mr. Lekach will continue to receive his salary until the expiration of the term of the employment agreement if his employment is terminated by us for any reason other than death, disability or cause (as defined in the employment agreement), as well as provisions for change in control.

Effective December 1999, we entered into 3-year employment agreements with Marc Finer and Donovan Chin pursuant to which they receive an annual salary of $215,000 and $160,000, respectively, subject to specified increases. The employment agreements provide that Mr. Finer and Mr. Chin will continue to receive their salary until the expiration of the term of the employment agreements if their employment is terminated by us for any reason other than death, disability or cause (as defined in the employment agreements), as well as provisions for change in control. Mr. Finer’s employment with us was terminated in June 2000 and in accordance with his employment agreement, he continued to receive his salary until November 2002.

Effective January 2000 and March 2000, we entered into 3-year employment agreements with A. Mark Young and Jeffrey Geller pursuant to which they receive annual salaries of $120,000 and $155,000, respectively, subject to specified increases. Mr. Young’s contract was amended during fiscal year 2001 to increase his salary to $165,000. The employment agreements provide that Mr. Young and Mr. Geller will continue to receive their salary until the expiration of the term of the employment agreements if their employment is terminated by us for any reason other than death, disability or cause (as defined in the employment agreements), as well as provisions for change in control.

Director Compensation

We maintain a policy of compensating our outside directors with an annual retainer of $10,000 and stock option grants pursuant to our Directors Stock Option Plan for serving as our directors. Our Directors Stock Option Plan provides for an automatic grant to purchase 500 shares of our common stock upon a person’s election or appointment as a director and an automatic grant to purchase 1,000 shares of our common stock upon such person’s re-election as a director. We do not pay fees to our directors for attendance at meetings.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and approves the compensation of our executive officers, including salaries, bonuses and benefit plans. The Compensation Committee met once during the fiscal year ended February 2, 2002.

The policy of the Board of Directors is to maintain executive compensation at levels that will permit us to attract, motivate and retain individuals with superior managerial abilities. The levels of compensation are intended to reward individual initiative and achievement, while motivating our executives to increase shareholder value by improving our performance and profitability.

The base salaries of our Chief Executive Officer and all Named Executive Officers have been fixed in accordance with the terms of their respective employment agreements which salaries have been reviewed by the Compensation Committee. In reviewing base salaries, the Compensation Committee considers factors such as the responsibilities of the position, corporate progress toward achieving objectives and individual performance, experience and expertise. In determining our executives’ overall compensation, the Compensation Committee also reviews certain compensation levels at other companies because the Compensation Committee believes that we compete for executive talent with companies in addition to those in our peer group. Additional criteria reviewed by the Compensation Committee in determining appropriate compensation levels include subjective factors related to corporate and individual performance. Pursuant to the terms of his employment agreement which was effective February 1, 2002, Ilia Lekach received a signing bonus of $250,000 and was granted 125,000 options to purchase our stock at an exercise price of $4.00 per share (the closing price of our common stock on January 31, 2002). The options will vest in increments of 41,666 per year over three years beginning February 1, 2003.

Our Stock Option Committee reviews and approves the grant of options pursuant to our 2000 Stock Option Plan. In furtherance of our executive compensation policies, stock options are considered an integral part of our executives’ overall compensation. The Compensation Committee believes that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be based upon share ownership and other incentives and less upon base salary. Our executives’ compensation pursuant to a stock option grant generally increases only to the extent the value of common stock underlying the stock options increases, therefore aligning the interest of our executive officers with our shareholders by tying long-term compensation with our growth and appreciation of shares. During the fiscal year ended February 2, 2002, we granted 12,500 stock options to A. Mark Young, 10,000 stock options to Jeffrey Geller and 12,500 stock options to Leon Geller.

This report is submitted by the Compensation Committee:

Joseph Bouhadana
Carole Ann Taylor

REPORT OF THE AUDIT COMMITTEE

The following report concerns the Audit Committee’s activities regarding oversight of our’s financial reporting and auditing process.

The Audit Committee is comprised of four independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market. It operates under a written charter adopted by the Board of Directors, a copy of which was attached to our last year’s proxy statement . The composition of the Audit Committee, the qualifications of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte and Touche LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal compliance programs.

The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditor. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditor represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” Our independent auditor also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with the independent auditor that firm’s independence.

Following the Committee’s discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended February 2, 2002.

Members of the Audit Committee

Joseph Bouhadana
James Fellus
Miles Raper
Carole Ann Taylor

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Parlux. Parlux Fragrances, Inc. is a public company engaged in the manufacture of fragrances. Ilia Lekach, our Chairman of the Board and Chief Executive Officer and one of our principal shareholders, is the Chairman of the Board of Parlux and beneficially owns approximately 27% of the outstanding common stock of Parlux. During fiscal year 2001, we purchased approximately $19.6 million of merchandise from Parlux. We believe that our purchases of merchandise from Parlux were on terms no less favorable to us than could reasonably be obtained in arm’s length transactions with independent third parties. The amount due to Parlux at February 2, 2002, was approximately $14,673,000 including a $100,000 subordinated interest bearing secured note payable (see below) and $13,413,000 of trade accounts payable, respectively. Trade accounts payable due to Parlux are non-interest bearing.

On June 30, 2001, Perfumania signed a $3,000,000 subordinated note agreement with Parlux. The note was in consideration for the reduction of $3,000,000 in trade payables due to Parlux. The note was due on March 31, 2002 with various periodic principal payments, bore interest at prime plus 1% and was subordinate to all bank related indebtedness. As of February 2, 2002, the outstanding principal balance due on the note had been reduced to $100,000. The note was repaid in accordance with its terms in April 2002.

Relationship with Grupo Tulin, Inc. Grupo Tulin, Inc. (“Grupo”) is a privately held distributor of fragrances. Zalman Lekach, formerly a director, and brother of Ilia Lekach is the founder of Grupo. During the fiscal year ended February 2, 2002, we purchased approximately $4,491,000 of merchandise from Grupo. We believe that our purchases of merchandise from Grupo were on terms no less favorable to us than could reasonably be obtained in arm’s length transactions with independent parties. The amount due to Grupo at February 2, 2002 was approximately $2,025,000.

Relationship with S&R Fragrances, Inc. S&R Fragrances, Inc. (“S&R”) is a privately held distributor of fragrances. Rachmil Lekach, a brother of Ilia Lekach is the founder of S&R. During the fiscal year ended February 2, 2002, we purchased approximately $170,000 of merchandise from S&R. We believe that our purchases of merchandise from S&R were on terms no less favorable to us than could reasonably be obtained in arm’s length transactions with independent parties. The amount due to S&R at February 2, 2002 was approximately $170,000.

Relationship with Nimbus Group, Inc. (“Nimbus,” formerly TakeToAuction.com, Inc. (“TTA”) As of February 2, 2002, we owned approximately 1,003,000 shares of Nimbus common stock representing approximately 13% of its total outstanding common stock. Of these shares, 300,000 shares were received as partial payment on a loan receivable from Ilia Lekach in January 2002 (see below). Ilia Lekach, our Chairman of the Board and Chief Executive Officer has been Chairman of the Board of Nimbus since its inception and Interim Chief Executive Officer since January 2002. Horacio Groisman, M.D., formerly one of our directors, served as Vice Chairman of the Board of Nimbus from its inception until his resignation in October 2001.

In October 2000, we entered into a six month service agreement with TTA to provide distribution and logistics functions. This service agreement provides for order processing, inventory management, warehousing, fulfillment and shipping of product. The service fee is variable based on the volume of TTA sales. Monthly minimum fees apply if specified volume levels are not obtained. Total fees earned during fiscal year 2001 were approximately $177,000. The service agreement was terminated effective September 1, 2001.

In September 2001, we entered into a licensing agreement with TTA to license our retail fragrance Internet Web site. Under the terms of the agreement, TTA pays us a royalty of 5% of defined product sales for sales up to $8 million per annum, decreasing to 3% on sales exceeding $11 million per annum. Royalty income under this agreement for the year ended February 2, 2002 was approximately $88,000. Additionally, TTA rents approximately 20,000 square feet of warehouse facilities from us for approximately $15,000 per month. As of February 2, 2002, the amount due from TTA was approximately $811,000.

Indebtedness of Ilia Lekach. Notes receivable from Ilia Lekach, our Chairman of the Board and Chief Executive Officer was $2,881,624 as of February 2, 2002. The notes are unsecured, mature February 1, 2003 and bear interest at prime plus 1% per annum. Principal and interest are payable in full at maturity. Total interest income recognized during fiscal years 2001, 2000, and 1999 was approximately $273,000, $247,000 and $70,000, respectively, which has been paid. There was no accrued interest receivable at February 2, 2002. In March 2001, we received a principal payment from Ilia Lekach of $500,000. In January 2002, we received 300,000 shares of Nimbus common stock as partial payment of the loan receivable from Ilia Lekach. These shares were valued at $357,000 ($1.19 per share).

PERFORMANCE GRAPH

The following graph indicates the total return to our shareholders for the period January 31, 1997 to February 2, 2002, as compared to the returns for the NASDAQ (US Companies) Stock Index and the NASDAQ Retail Trade Stock Index. The information contained in this graph is based on historical data and is not necessarily indicative of future performance.

	1/31/97	1/30/98	1/29/99	1/28/00	2/3/01	2/2/02

E Com Ventures, Inc.	100.00	85.06	329.29	146.15	33.28	26.33
NASDAQ US Stock Market Index	100.00	118.00	184.66	284.40	193.52	140.03
NASDAQ Retail Trade Stocks	100.00	116.63	142.33	114.06	87.68	104.51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial holders of more than 10% of any class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such equity securities. Based solely upon a review of such forms furnished to us, filing deficiencies under Section 16(a) during the fiscal year ended February 2, 2002 included one late report filed by A. Mark Young reflecting a stock purchase. The following individuals were not timely in meeting the filing requirements with respect to options issued under our 2000 Stock Option Plans: Ilia Lekach, A. Mark Young and Jeffrey Geller, and the 2000 Directors Stock Option Plan: Carole Ann Taylor and James Fellus.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of our Audit Committee, selected Deloitte and Touche LLP as our independent certified public accountants for the fiscal year ended February 1, 2003. Deloitte and Touche LLP has served as our independent certified public accountants since fiscal year 2000. One or more representatives of Deloitte and Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for the audit of our annual financial statements for the fiscal year ended February 2, 2002 and for its reviews of the financial statements included in our Form 10-Q’s for the fiscal year ended February 2, 2002, were approximately $200,000.

Financial Information Systems Design and Implementation Fees

The Company was not billed by Deloitte & Touche LLP for financial information systems design and implementation for the fiscal year ended February 2, 2002.

Other Fees

The aggregate of all other fees billed to us by Deloitte & Touche LLP were approximately $12,500 for the fiscal year ended February 2, 2002. The audit committee has considered and determined that the fees paid to Deloitte & Touche LLP for other audit-related services is compatible with Deloitte & Touche LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2003.

OTHER BUSINESS

We know of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2003 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by our Corporate Secretary at the address below by August 25, 2003 for inclusion in our proxy statement and form of proxy relating to such meeting. Any Shareholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than November 8, 2003, or such proposal will be considered untimely. If a shareholder proposal is received after November 8, 2003, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2003 Annual Meeting of Shareholders.

A shareholder wishing to recommend a candidate for election to the Board of Directors should send the recommendation and a description of the person’s qualifications to our Corporate Secretary at the address below. A shareholder wishing to nominate a candidate for election to the Board of Directors is required to give written notice to the Corporate Secretary of his or her intention to make such a nomination. The notice of nomination must be received by our Corporate Secretary at the address below no later than November 8, 2003. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination as set forth in our bylaws. A nomination which does not comply with the above requirements will not be considered.

Send all proposals or nominations to Donovan Chin, Secretary, E Com Ventures, Inc., 11701 N.W. 101st Road, Miami, Florida 33178.

E COM VENTURES, INC.
11701 N.W. 101st Road
Miami, Florida 33178

PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned holder of common stock of E Com Ventures, Inc., a Florida corporation (the “Company”), hereby appoints Ilia Lekach and Donovan Chin, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company held of record by the undersigned at the close of business on November 25, 2002 at the Company’s 2002 Annual Meeting of Shareholders, to be held on January 24, 2003, at 11:00 a.m. at the E Com Ventures, Inc. Corporate Office, 11701 N.W. 101st Road, Miami, Florida 33178, and at any adjournments or postponements thereof.

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.	Election of Directors.

Vote for all Nominees Listed Below (except as written below)
☐

Vote Withheld from all Nominees
☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN THIS PROPOSAL NO. 1.

	NOMINEES:	Ilia Lekach Donovan Chin Carole Ann Taylor James Fellus Joseph Bouhadana Miles Raper

(Instruction: To withhold authority for an individual nominee, write that nominee’s name on the line provided below.)

2.	Ratification of the appointment of Deloitte and Touche LLP as our independent public accountants.

☐ For	☐ Against	☐ Abstain

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3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

DATE __________________________________________

SIGNATURE _____________________________________

SIGNATURE (If held jointly) _____________________________________

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.

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